Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Maxeon Solar Technologies, Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	6,665,992(2)	$4.165(3)	$27,763,856.68	$147.60 per million dollars	$4,097.95
Total Offering Amounts					$27,763,856.68		$4,097.95
Total Fee Offsets							$0
Net Fees Due							$4,097.95

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Maxeon Solar Technologies, Ltd. (the “Registrant”) ordinary shares that become issuable under the Amended and Restated 2020 Omnibus Incentive Plan (the “Omnibus Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Reflects an increase of 5,317,014 ordinary shares reserved for issuance under the Omnibus Plan pursuant to automatic increases on the first day of the Registrant’s fiscal 2021, 2022, 2023 and 2024, which annual increases are provided for in the Omnibus Plan, and an increase of 1,348,978 ordinary shares reserved for issuance under the Omnibus Plan as approved by the Compensation Committee of the Registrant’s Board of Directors on February 29, 2024.
(3)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.165, which represents the average of the high and low price per share of the Registrant’s common stock on February 23, 2024 as reported on the NASDAQ Global Select Market.